EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FIRST QUARTER 2011 FINANCIAL RESULTS

Recent Highlights Include:

•                  Increased revenue and improved net loss compared to prior year; $66 million cash balance

•                  First commercial order for Senomyx’s S6973, which enhances the sweetness of sucrose (table sugar), expected in Q2 2011

•                  New patent covering S2383, which enhances the sweetness of sucralose

•                  Significant progress with Cooling Flavors Program

SAN DIEGO, CA — April 29, 2011 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the first quarter ended March 31, 2011.  Revenues were $8.7 million for the three months ended March 31, 2011, a 13% increase compared to 2010.  Net loss was $1.3 million for the three months ended March 31, 2011, a 29% improvement compared to 2010.

“We are off to a strong start in 2011,” stated Kent Snyder, Chief Executive Officer of the Company.  “Our partners continue to make good progress with their commercialization activities, and we continue to advance our Discovery & Development programs.  In addition, Senomyx has maintained a strong balance sheet with approximately $66 million in cash as of March 31st.

“We are especially encouraged by Firmenich’s activities with S6973, which allows sucrose to be reduced in products by up to 50% while maintaining the taste of natural sugar desired by consumers,” Snyder said.  “Firmenich has produced commercial quantities of S6973 and they expect to record their first commercial sale to a major-brand customer during the second quarter.  These activities are concurrent with Firmenich’s sales of S2383, which can be used in numerous products to enable up to a 75% reduction in the concentration of sucralose, and in some applications also improves taste.

“As we announced earlier this week, Senomyx was very pleased to have been granted a U.S. patent that includes composition claims covering S2383 and its analogs.  S2383 has unique attributes regarding its function and taste characteristics that make it a valuable asset for the Company.  The new patent was issued on April 19, 2011 and has a term through June 8, 2027.  In addition to providing IP protection and exclusivity in the marketplace for a long period of time, the patent is an important validation of our research capabilities,” Snyder noted.

“Our Discovery & Development efforts are also yielding new breakthroughs in our Cooling Flavors Program,” Snyder added.  “We have now identified new cooling flavors that mimic the time-intensity profile of agents that have rapid onset and short acting cooling effects, as well as agents with slow onset and long acting cooling effects.  Many of our lead cooling flavor candidates have demonstrated approximately ten-fold greater potency than a commonly used agent in taste tests.  These new cooling flavors are currently being evaluated in a variety of product prototypes.”

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of March 31, 2011, the Company is the owner or exclusive licensee of 239 issued patents and several hundred pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with products that incorporate Senomyx’s Savory Flavors, which are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Nestlé is currently marketing both new and reformulated established products that contain these ingredients.  Ongoing commercialization activities include launches of new and reformulated products that incorporate Senomyx’s Savory Flavors in countries in Asia, Latin America, Africa, and the Middle East.  During the past quarter, Nestlé expanded its marketing efforts into additional countries in these regions.

As announced previously, the European Food Safety Authority (EFSA) provided a “favorable opinion” for Senomyx’s S336 and S807 Savory Flavors, which means that no further evaluation is required.  Final regulatory approval and commercialization in the European Union is contingent upon the ingredients being included in the EFSA Union List of Flavouring Substances. Timing for publication of the Union List remains uncertain. Approval to use Senomyx’s Savory Flavors in Europe could create a new market opportunity for Nestlé.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, has been introducing products that contain a Senomyx flavor ingredient in China and elsewhere.  Ajinomoto is continuing to expand their penetration of the Chinese market and their customer base has been increasing.  Senomyx earned a milestone payment in the first quarter of 2011 based on Ajinomoto’s first sales in North America.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to market S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose, as either a stand-alone ingredient or as part of a flavor system.  S2383 is applicable for use in all food and beverage product categories, including beverages, cereal, dairy products, baked goods, and confectionary products.  Firmenich is building market interest in S2383 for products sold in North America.

Firmenich also has exclusive worldwide rights to commercialize Senomyx’s S6973 sucrose enhancer for virtually all food and specified beverage categories.  S6973 enables up to 50% reduction of sugar in certain foods and beverages while maintaining the sweet taste of natural sugar.  Response to S6973 has been very positive, and Firmenich expects to achieve its first commercial sale of S6973 to a major-brand client during the second quarter of 2011.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx has had success in this program with the discovery, development, and GRAS (Generally Recognized As Safe) regulatory approvals of S2383 and S6973.  Senomyx is continuing work on new sucrose enhancers that have distinct physical properties which may be advantageous for a broad range of beverages and other product applications.  A number of very interesting new sucrose enhancers that have significant enhancement activity along with desirable taste and initial safety profiles are under evaluation.

Senomyx also has an ongoing effort to discover and develop new flavor ingredients that amplify the sweet taste of fructose, a key component of high fructose corn syrup.  The Company has identified enhancers that demonstrated activity in its proprietary fructose screening assays.  Optimization of these enhancers, further screening, and taste tests are ongoing.  In addition, Senomyx’s activities to discover and develop natural high-potency sweeteners continue to progress.  The Company has expanded its natural products library and high-throughput screening of the library has begun.  Senomyx has identified several plant-derived samples from the library that have significant activity in the assay.  Current activities include preparing these plant extract samples for in-house taste tests.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Two of Senomyx’s bitter blockers, S6821 and S7958, have received GRAS regulatory status.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  S6821 is being evaluated by Senomyx collaborators for potential future commercialization.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx has assembled a proprietary database of proteins found in taste buds and is exploring the role of a number of these proteins that may function as receptors or co-factors responsible for salt taste perception.  In addition, Senomyx is continuing other biology-intensive approaches for this high-priority program.

Cooling Flavors Program:  The goal of the Cooling Flavors Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has made significant progress in this program with the identification of several sample classes of new cooling flavors that demonstrate a taste proof-of-concept and display cooling properties that exceed those of commonly used agents with a ten-times greater potency.  Senomyx and Firmenich are evaluating these candidate cooling flavors in product prototypes for use in specific applications.

Financial Review:

Revenues were $8.7 million for the first quarter of 2011, compared to $7.7 million for the first quarter of 2010, an increase of 13%.  The increase in revenues for the first quarter was primarily due to the recognition of license fees and R&D funding revenue related to the Company’s August 2010 collaboration with PepsiCo.  License fees and R&D funding related to this collaboration contributed $3.9 million for the three months ended March 31, 2011.  This increase was partially offset by a reduction of revenues associated with the Company’s Sweet Enhancer collaboration with Firmenich compared to the first quarter of 2010 when this collaboration contributed $1.8 million in non-recurring milestone payments and cost reimbursements.

Research and development expenses, including stock-based compensation expense, were $7.3 million for the first quarter of 2011, compared to $6.4 million for the first quarter of 2010, an increase of 14%.  The increase was primarily due to increased costs for personnel-related expenses and increased expenditures for compound acquisition and related screening activities.

General and administrative expenses, including stock-based compensation expense, were $2.7 million for the first quarter of 2011, compared to $3.1 million for the first quarter of 2010, a decrease of 13%.  This decrease was primarily due to lower non-cash, stock-based compensation expense.

The net loss for the first quarter of 2011 was $0.03 per share, compared to a net loss of $0.05 per share for the first quarter of 2010, a 40% improvement.

Financial Outlook:

“The first quarter financial results were in-line with management expectations.  Furthermore, we remain on-track to achieve our 2011 financial guidance as provided in March,” stated Tony Rogers, Vice President and Chief Financial Officer.

For the full year 2011, Senomyx continues to expect:

•                       Total revenues of $30 million to $34 million

•                       Total expenses of $42 million to $44 million, of which approximately $4 million to $5 million is non-cash, stock-based compensation expense

•                       Net loss of $8 million to $10 million

•                       Basic and diluted net loss of $0.21 to $0.26 per share

•                       Year-end cash, cash equivalents and investments available for sale balance greater than $50 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4218, and international callers should dial 617-213-4870, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 46095204.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PNYQB8HWK.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste receptor technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2011 financial results and anticipated financial condition and our longer term financial goals; the timing of regulatory approval for our flavor ingredients; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value and opportunities for our flavor ingredients; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding our ability to identify proteins primarily involved in the perception of salt taste. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile or other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Revenues	$8,716	$7,731

Operating expenses:
Research and development (including $605 and $558 of non-cash stock-based compensation expense)	7,279	6,396
General and administrative (including $609 and $860 of non-cash stock-based compensation expense)	2,731	3,125
Total operating expenses	10,010	9,521

Loss from operations	(1,294)	(1,790)

Other income	39	10

Net loss	$(1,255)	$(1,780)

Basic and diluted net loss per share	$(0.03)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	39,257	34,575

Condensed Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$65,854	$71,612
Other assets	2,522	3,372
Property and equipment, net	9,788	9,688
Total assets	$78,164	$84,672

Accounts payable, accrued expenses and other liabilities	$3,882	$7,259
Deferred revenue	34,033	37,692
Leasehold incentive obligation	5,841	6,087
Deferred rent	1,460	1,452
Stockholders’ equity	32,948	32,182
Total liabilities and stockholders’ equity	$78,164	$84,672